Exhibit 10.17

INTERIM MANAGEMENT AGREEMENT (Jordan)

Smart Transportation for Program Development

10 November, 2021

48 Abdulhameed Sharaf Street Suite 101, Shmesani Amman, Jordan 1629 K Street NW, Suite 300 Washington, DC 20006 United States	T: + 962 6 562 2327 F: + 962 6 568 0076 M: + 962 79 517 6082 T: + 1 (202) 349 5856 F: + 1 (202) 331 3759 M: + 1 (202) 738 4388

SWVL Inc.

INTERIM MANAGEMENT AGREEMENT

HASHEMITE KINGDOM OF JORDAN

THIS INTERIM MANAGEMENT AGREEMENT (the “Agreement”) is entered into and made effective as of November 10, 2021 (the “Effective Date”) by and between:

A. SWVL Inc., a British Virgin Islands business company with company number 1945550 and with its registered office at Maples Corporate Services (BVI), Kingston Chambers, P.O.Box 173, Road Town, Tortola, British Virgin Islands (the “Company”);

B. Smart Transportation for Program Development, a limited liability company organized and existing under the laws of the Hashemite Kingdom of Jordan with Company Number 60162 (hereafter the “Affiliate Company”); and

C. KARIM FAISAL MOHAMED ZINATI, a Jordanian National with Jordanian Identification Number 9831021010 (“Affiliate Owner-1”) (each an “Affiliate Owner” and collectively the “Affiliate Owners”).

The Company, the Affiliate Company, and the Affiliate Owners may be referred to as a “Party” and collectively as the “Parties”.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

SECTION 1: INTERPRETATION & DEFINITIONS

In this Agreement:

1.1 any reference to any provision of any law, statute or any subordinate legislation (including decrees, orders, circulars, resolutions, regulations, requirements and ministerial decisions) made pursuant to any law shall be deemed to be a reference to such law or subordinate legislation as amended, modified or re-enacted (whether before or after the date hereof) and any reference to any provision of any such statute, law or legislation shall also include, where appropriate, any provision of which it is a replacement or re-enactment (whether with or without modification);

1.2 references to any gender shall include the other genders, and references to the singular shall include the plural and vice versa;

1.3 any reference in this Agreement to another agreement shall be construed as a reference to such other agreement as the same may have been, or may be, from time to time amended, replaced, supplemented or novated;

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1.4 a reference to “day”, “daily”, “month”, “monthly”, “year”, or “yearly”, and any other references in time shall be construed as references to the Gregorian calendar;

1.5 any reference to “include” or “including” shall be construed as “include, without limitation” or “including, without limitation”, respectively;

1.6 the preamble of this Agreement shall form a substantive part of this Agreement and its contents are incorporated as enforceable terms to this Agreement;

1.7 the schedules, annexes, exhibits, and appendices of this Agreement (the “Schedules”) shall form an integral and incorporated part of this Agreement and shall have the same effect as if set out in full in the body of this Agreement;

1.8 any reference to this Agreement includes the Schedules;

1.9 references to writing shall include typewriting, e-mail, printing, lithography, photography and other modes of reproducing words in a legible and non-transitory form;

1.10 clause headings are for ease of reference only and do not affect the construction or interpretation of this Agreement;

1.11 references to persons shall include natural persons, corporate bodies, unincorporated associations and partnerships;

1.12 any reference to a person or a third party shall include its successors;

1.13 this Agreement shall replace, supersede, and terminate the shareholder agreement entered into between the Parties on or before the Effective Date of this Agreement (if any); and

1.14 This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

SECTION 2: DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth below:

“Affiliate” shall mean, jointly and severally, the Affiliate Company and the Affiliate Owner.

“Change of Control” means (1) a consolidation or merger of the Affiliate Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Affiliate Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (2) any transaction or series of

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related transactions in which 10% or more of the Affiliate Company shareholders’ voting power is transferred; (3) the sale or transfer of all or substantially all amounting to more than 10% of the Affiliate Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; or (4) the liquidation, dissolution or winding up of the Affiliate Company.

“Confidential Information” shall mean any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or and any data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), developments, ideas, processes, formulas, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to the Affiliate Owner; (ii) becomes publicly known or made generally available after disclosure to the Affiliate Owner through no wrongful action or inaction of the Affiliate Owner; or (iii) is in the rightful possession of the Affiliate Owner.

“Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third-party interest, other encumbrance or security interest of any kind.

“Territory” shall mean the Hashemite Kingdom of Jordan.

“$” or “USD” shall mean United States Dollars, the lawful currency of the United States of America.

“JD” shall mean Jordanian Dinars, the lawful currency of the Hashemite Kingdom of Jordan.

SECTION 3: TRANSACTION OVERVIEW

The Parties are entering into this Agreement to provide for the management and governance rights of the Company over the Affiliate Company until such time that the Company purchases or elect any of its subsidiaries or affiliates to purchase the entire share capital of the Affiliate Company so that the Affiliate Company becomes a wholly-owned subsidiary of the Company. In exchange for the Affiliate granting the Company, among other things as detailed below, the unconditional and irrevocable right to purchase all of the Affiliate Company’s issued share capital, the Company has agreed to cover all of the costs and expenses associated with the management, operation, and expansion of the Affiliate Company as set out below. The Parties hereto, agree to treat the Affiliate Company, until such time that all of its share capital is purchased by the Company, as a wholly-owned subsidiary of the Company.

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SECTION 4: AFFILIATE COMPANY REGISTRATION AND GOVERNANCE

4.1 Affiliate Company Registration. As of the Effective Date, the Affiliate Company is currently registered in the Territory with paid up capital of 20,000 JDS divided into 20,000 shares with each share having a nominal value of 1 JDs per share. The Affiliate Company is currently owned in its entirety by the Affiliate Owners. The Affiliate Owner agrees not to amend, alter, or vary any of the Affiliate Company’s constitutional documents, shareholding structure, or shareholders without the prior written consent of the Company.

4.2 Affiliate Company Ownership. The Affiliate Company shall at all times be solely owned by the Affiliate Owners unless agreed to otherwise in writing by the Company.

4.3 Nominal Ownership. It is the express understanding and agreement of the Parties that while the Affiliate Owners own all the authorized share capital of the Affiliate Company, such shares are being held in trust by the Affiliate Owners for, on behalf of, and for the sole benefit of the Company. The Affiliate Owners shall not, without the prior written consent of the Company, transfer, convey, dispose, Encumber, or effect a Change of Control with respect to the shares that the Affiliate Owners own in the Affiliate Company without first obtaining the prior written consent of the Company. It is the understanding of the Parties that the Affiliate Owner shall have only role in the day-to-day management and operation of the Company to the extent dictated and mandated by the Company and the Affiliate Owner undertakes carry out any of said in accordance with the instructions of the Company.

4.4 Affiliate Company Ongoing Costs and Expenses. The Company shall cover and advance all costs and expenses associated with the registration, operation, maintenance, and continued expansion of the Affiliate in the Territory pursuant to a monthly or quarterly budget (the “Budget”) as determined by the Company in writing from time to time. The Company shall not be responsible for any costs or expenses related to the Affiliate Company unless such costs and expenses are included in a Budget and approved by the Company. Any deviation from the Budget in excess of $1,500 on such Budget shall require the prior written approval of the Company.

4.5 Good Standing and Licensing. The Affiliate shall at all times cooperate with the Company, on a best efforts basis, to ensure that the Affiliate Company is and continues: (1) to be duly licensed with all requisite government approvals and licensing required under the laws of the Territory to carry out the commercial objectives of this Agreement; and (2) to remain in good standing under the laws of the Territory which may include, without limitation, filing any and all annual shareholder or board resolutions, annual renewal applications, and any and all financial statements, tax returns, or similar financial or tax related documentation as may be required under the laws of the Territory. Any and all costs and expenses associated with the above shall be borne exclusively by the Company in accordance with the Budget.

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4.6 Trade and Service Marks. Under no circumstances may the Affiliate register any other Trademarks in the Territory with any government entity, ministry, body, agency, or department except with the written consent of the Company. For the purposes of this section, “Trademarks” shall include any and all of the Company’s names, symbols, colors, designations or any combination thereof that functions as a source identifier, including but not limited to, any trademark, trade dress, service mark, trade name, logo, design mark or domain name, whether or not registered.

4.7 Compliance with Operational Guidelines Provided by the Company. Throughout the term of this Agreement, the Affiliate hereby agrees to comply with any and all of the Company’s operational guidelines, internal processes, internal protocols, and similar regulations that the Company may implement from time to time.

SECTION 5: AFFILIATE COMPANY MANAGEMENT

5.1 The Affiliate Company shall be managed in accordance with applicable law, the Affiliate Company’s bylaws, articles of incorporation, memorandum of association, and any other of the Affiliate Company’s constitutional documents (the “Constitutional Documents”). In the event of a conflict between the provisions of the Constitutional Documents and this Agreement, the provisions of this Agreement shall prevail and control. Each director, general manager, executive, or authorized signatory of any member of the Affiliate Company shall observe and abide by the terms and conditions of this Agreement.

5.2 Board of Directors. The Affiliate Company shall be managed by a board of directors, management committee, or such other executive committee permitted under the laws of the Territory (collectively the “Board” and each director of the Board shall be referred to as a “Director”). The Board shall be composed of one (1) Director who has to be appointed by the Company even though the Company does not own any shares in the Affiliate Company as of the Effective Date.

5.3 Directors of the Company. The Parties agree that the Board shall be composed of Director(s) who shall be nominated by the Company and elected within 30 days from the date of this Agreement.

5.4 Director Term. The Affiliate owner hereby irrevocably assigns to the Company the right to dismiss, appoint and change a director in the Affiliate Company, at its sole discretion. The Affiliate Owner shall, upon the request of the Company execute an irrevocable form of proxy authorising the Company to exercise such rights.

5.5 Voting Agreement. The Affiliate Owners agrees to refrain from voting, whether in person or by proxy, in connection with rights arising from any of the shares owned by the Affiliate Owners in the Affiliate Company that are entitled to vote at any annual or special meeting of the shareholders or partners of the Affiliate Company except in a manner consistent with the terms and conditions of this Agreement and per the written instructions of the Company. The Affiliate Owners agree to vote their shares in a manner that allows the Company to appoint and remove any and all Directors as provided for herein. The Affiliate Owner hereby authorises the Company to exercise voting in rights in respect of the shares and to vote on any matter in which the Company shall in its absolute discretion deem fit. The Affiliate Owner shall, upon the request of the Company execute an irrevocable form of proxy authorising the Company to exercise such voting rights, whereby the proxy may only be revoked or amended with the prior written consent of the Company.

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5.6 Affiliate Company Bank Account. Within 30 days of registering or opening the Affiliate Company’s bank account (the “Bank Account”), the Company shall designate one or more of the Affiliate Owners to serve as an authorized signatory on such Bank Account (the “Bank Signatories”). The Bank Signatories agree to abide by the Budget at all times and not to incur any cost or expense not accounted for in the Budget or that has not been approved by the Company in writing. Upon the written request of the Company, the Affiliate Owners shall immediately update, amend, and revise the Bank Signatories.

SECTION 6: REMEDIES

The Parties hereto agree and acknowledge that the provisions provided for in this Agreement may not be enforceable under the laws of the Territory. Therefore, the Parties have agreed that the Company shall be entitled to institute one or more of the following remedies as it may determine in its sole and absolute discretion in the event one or more of the Affiliate Owners breaches one or more terms of this Agreement and fails to cure such breach within ten (10) calendar days from the date the Affiliate Owner is notified to do so by the Company in writing.

6.1 The Company may terminate an Affiliate Owner’s employment or consulting agreement with the Company for cause;

6.2 In the event the Company is unable to formally terminate the employment or consulting agreement entered into between the Affiliate Owner and the Affiliate Company pursuant to the applicable laws of the Territory, the Company shall be entitled to withhold any and all salary, consulting, and any other remuneration payments due and payable by the Affiliate Company to the Affiliate Owner as if the Company was able to formally terminate the employment or consulting agreement entered into between the Affiliate Owner and the Affiliate Company;

6.3 The Company may withhold any and all payments due and payable from the Company to the Affiliate Company in a manner consistent with the provisions of this Agreement so as to ensure compliance with the terms of this Agreement by the Affiliate Owners;

6.4 Enforce any and all promissory notes enforceable under the laws of the Territory that the Company may have taken as surety and guarantee of performance from one or more of the Affiliate Owners;

6.5 Enforce one or more share pledge agreements or deeds that the Company may have taken against the issued share capital of the Affiliate Company as surety and guarantee of performance from one or more of the Affiliate Owners; and/or

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6.6 Any other remedies available to the Company under law or contract.

SECTION 7: BOOKS, RECORDS, & ACCOUNTING

The Company shall be responsible for maintaining the books and records, including all financial records, of the Affiliate Company in accordance with the applicable laws of the Territory and the Budget. The Affiliate shall, at all times, cooperate with the Company on a best efforts basis to provide the Company with all records and documentation as the Company may request in order to carry out the foregoing.

SECTION 8: UNILATERAL AND ABSOLUTE OPTION TO PURCHASE AFFILIATE COMPANY

8.1 Right to Purchase. At any time after the Effective Date, the Company may, in its sole and absolute discretion, determine to purchase all of the share capital of the Affiliate Company in exchange for providing the Affiliate Owner(s) with consideration of JOD 1per Affiliate Owner. The Affiliate Owners hereby unconditionally and irrevocably agree to transfer their shares in the Affiliate Company to the Company, or any such third party as may be designated by the Company in writing, notwithstanding anything contained to the contrary in this Agreement, without any objection or protest if so requested to do so by the Company in writing. Within (5) five calendar days of the Affiliate Owners transferring their shares to the Company, or any third party as determined by the Company in writing, the Company shall tender the purchase price stated herein to each Affiliate Owner.

8.2 Cost to Purchase Affiliate. The Company shall bear the entire cost and expense related to the transfer of the Affiliate Company’s shares to the Company.

SECTION 9: INFORMATION AND INSPECTION RIGHTS

9.1 Company Access to Affiliate Company Records. The Company shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Affiliate Company, shall be entitled to review and copy them at their discretion, shall be entitled to inspect the properties of the Affiliate Company, and shall be entitled to consult with the management of the Affiliate Company.

9.2 Company Right to Audit Affiliate Company. Upon the written request of the Company and with reasonable notice, the Affiliate shall permit an independent public accountant selected and paid for by the Company to have access during regular business hours, to such records, information, and data as may be necessary to verify the accuracy of any of the information contained in any of the financial reports. Said independent accounting firm shall disclose any information acquired from the Affiliate to the Company as it relates to the subject matter of this Agreement. If an inspection shows an underreporting or underpayment in excess of 5% during any 6-month period, the Affiliate Owners, in their personal capacity, shall reimburse the Company for the reasonable cost of the independent public accounting. Notwithstanding the result of the report and findings, data obtained from the investigation shall belong to and be treated as the Company’s Confidential Information.

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SECTION 10: TERM AND TERMINATION

The term of this Agreement shall begin on the Effective Date and shall continue in perpetuity until the earlier occurrence of: (1) the Affiliate Company’s total share capital is transferred and registered in the name of the Company; or (2) by court order or an arbitral award.

SECTION 11: PARTY REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other that they are both corporate entities in good standing in their respective jurisdiction of incorporation, that they have full power and authority to enter into this Agreement and the Affiliate Owner represents and warrants that it is of sound mind and capacity, and that it has entered into this Agreement under no duress or undue influence. Each Party represents and warrants to the other that the execution and delivery of this Agreement, and the performance of its obligations hereunder, will not constitute a breach or default of or otherwise violate any agreement to which such Party is a party or violate any rights of any third parties arising therefrom. The Parties represent and warrant that they have and will maintain throughout the term of this Agreement all rights, authorizations, and licenses that are required in order to fulfill their respective obligations under this Agreement.

SECTION 12: GOVERNING LAW AND DISPUTE RESOLUTION

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to the principles of conflicts of laws thereof.

12.2 Agreement to Arbitrate All Disputes. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by a single arbitrator appointed in accordance with said Rules. The Parties expressly agree, pursuant to Article 30(2)(b) of the Rules, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The place of arbitration shall be in Dubai, United Arab Emirates. The language of the arbitration shall be English.

12.3 Damages Limitation. The arbitrator shall not award, as stipulated in this Agreement, any indirect, incidental, consequential, special, exemplary, punitive, or multiple damages, including any claim for lost profits, revenue, or goodwill, in any arbitration initiated under this Section. Any award in an arbitration initiated under this Section shall be limited to monetary damages only with no injunctive relief. No Party to this Agreement is assuming any liability for the actions or omissions of any other Party except for as explicitly stated in this Agreement. No Party shall be liable for consequential, special, incidental, or in loss of anticipated savings. Each Party agrees to use all reasonable efforts to mitigate any losses that it may suffer under or in connection with this Agreement, including in relation to any losses covered by an indemnity, and any amounts it seeks from any other Party in respect of any such liability.

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12.4 Costs and Expenses. In the event that any suit or action (including arbitration) is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses, including all arbitration related costs and expenses, of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs, and expenses of appeals.

12.5 Confidentiality of Arbitral Awards. Except as may be required by law, or as may be required in an action to enforce, modify, or vacate an arbitral award, the Parties and the arbitrator(s) may not disclose the existence, content, or the results of any arbitration or arbitration award without the prior written consent of all Parties.

SECTION 13: MISCELLANEOUS

13.1 Notice. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing, in the English language, and shall be transmitted by electronic mail to the addresses provided by the Parties in writing from time to time. Any notice sent in accordance with this section shall be effective upon transmission. Such notice may be non-judicial and may be issued by any Party.

13.2 Force Majeure. Neither Party will be liable for inadequate performance to the extent caused by a condition (for example, natural disaster, act of war or terrorism, riot, labor condition, governmental action, and Internet disturbance) that was beyond the Party’s reasonable control. The Parties acknowledge that they are entering into this transaction during COVID-19 and no Party may claim force majeure due to COVID-19 or any subsequent strains.

13.3 Assignment. The Affiliate may not assign, delegate, or transfer this Agreement, in whole or in part, including any and all rights, interests, and obligations under this Agreement, without the prior written consent of the Company. The Company may assign or transfer this Agreement, in whole or in part, to any third party in its sole and absolute discretion including without limitation any affiliate, parent, or subsidiary of the Company that such assignee agrees in writing to be bound by the terms of this Agreement. Any other assignments to any third party, including any assignment by operation of law, shall be void if not consented to in writing by the Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, if so rightfully charged.

13.4 Independent Contractor. The Affiliate agrees and acknowledges that it is an independent contractor of the Company. The Affiliate shall not be considered an agent or legal representative of the Company for any purpose and shall in all respects be and act as an independent contractor. Neither Party is, nor will be deemed to be, an agent, legal representative, joint venture, partner, or employee of the other Party for any purpose. Neither Party will be entitled to (i) enter into any contracts in the name of, or on behalf of the other Party, or (ii) make commitments or incur any charges or expenses for or in the name of the other Party. Each Party shall be solely responsible for payment of all compensation owed to its personnel and all tax withholding with respect thereto, including payment, if any, of employment-related taxes and worker’s compensation insurance premiums.

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13.5 No Waiver; Severability; No Third-Party Beneficiaries. Failure to enforce any provision of this Agreement will not constitute a waiver thereof. If any provision is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose. There are no implied or explicit third-party beneficiaries to this Agreement.

13.6 Entire Agreement; Amendments. This Agreement is the Parties’ entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject. Any amendment must be in writing and expressly state that it is amending this Agreement.

13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction or arbitration tribunal to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction or arbitration tribunal.

SECTION 14: LANGUAGE

This Agreement has been negotiated and drafted in the English language. If reference to an Arabic translation in required, any ambiguity in the Arabic text or any disagreement concerning the Arabic text, the English text shall supersede.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Party	Signature
Company	Name: Mostafa Essa Mohamed Kandil Title: Legal representative/director Email: mostafa.kandil@swvl.com

Affiliate Company	Name: Karim Faisal Mohamed Zinati Title: General Manager Email: kareem.zinaty@swvl.com

Affiliate Owner-1	Name: Karim Faisal Mohamed Zinati Nationality: Jordanian National ID Number: 9831021010 Email: kareem.zinaty@swvl.com

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